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                                                                     EXHIBIT 5

                                  June 29, 2001

Founders Food & Firkins Ltd.
5831 Cedar Lake Road
St. Louis Park, MN 55416

Gentlemen:

         We are counsel to Founders Food & Firkins Ltd., a Minnesota corporation (the "Company"), in connection with its filing of Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the proposed sale by the Company of 1,000,000 shares of common stock, $0.01 par value, of the Company (the "Shares"). The Shares are issuable upon the exercise of the Class A Warrants.

         We have examined the Registration Statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

         Based on the foregoing, it is our opinion that when the Registration Statement has been declared effective by order of the Securities and Exchange Commission, the Class A Warrants have been exercised in accordance with their terms, and the Shares have been sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in such Registration Statement.

                                       /s/ BRIGGS AND MORGAN,
                                           PROFESSIONAL ASSOCIATION